Exhibit 5

FAEGRE & BENSON LLP

2200 WELLS FARGO CENTER, 90 SOUTH SEVENTH STREET
MINNEAPOLIS, MINNESOTA 55402-3901
TELEPHONE 612.766.7000
FACSIMILE 612.766.1600

December 14, 2004

Fair Isaac Corporation
901 Marquette Avenue
Suite 3200
Minneapolis, Minnesota 55402

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to an aggregate offering of 207,202 shares of Common Stock, par value $.01 per share (the “Shares”), of Fair Isaac Corporation, a Delaware corporation (the “Company”), to be issued by the Company pursuant to the Braun Consulting, Inc. 1998 Employee Long Term Stock Investment Plan, the Braun Consulting, Inc. 1998 Executive Long Term Stock Investment Plan, the Braun Consulting, Inc. 1999 Independent Director Stock Option Plan and the Braun Consulting, Inc. 2002 Employee Long Term Stock Investment Plan, as amended, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Delaware.

     We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, FAEGRE & BENSON LLP
By:	/s/ W. Morgan Burns
W. Morgan Burns

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